Biote Reports Third Quarter 2025 Financial Results

Continued progress against strategic priorities

Repurchased approximately one million shares of Class A common stock

Reiterates 2025 financial guidance

Third Quarter 2025 Financial Highlights

•
Revenue of $48.0 million
•
Gross profit margin of 71.8%
•
Net income of $9.2 million and diluted earnings per share attributable to biote Corp. stockholders of $0.22, compared to net income of $12.7 million and diluted earnings per share attributable to biote Corp. stockholders of $0.33 in the prior year period
•
Adjusted EBITDA1 of $12.9 million and Adjusted EBITDA margin1 of 26.9%

IRVING, TX–(BUSINESS WIRE)–November 5, 2025–Biote (NASDAQ: BTMD), a leader in innovative hormone optimization and healthy aging solutions that advance the healthspan of our practitioners’ patients, today announced financial results for the third quarter ended September 30, 2025.

“When we undertook our organizational restructuring in May, we identified three strategic priorities: accelerate growth from new providers, maximize value from our top-tier clinics, and improve our financial performance through greater accountability and discipline,” said Bret Christensen, Biote’s Chief Executive Officer. “In the third quarter, we continued to make progress in pursuit of these goals. We continued to build a more agile, effective and practitioner-focused commercial team that is directly aligned with our growth objectives. Additionally, we strengthened our relationships with existing practitioners by hosting our largest-ever annual practitioner conference and reinforcing our commitment to advancing patient healthspan. Finally, we continued to invest in our core sales and marketing functions, enabling greater operational consistency and execution.”

“Overall consistent with our expectations, third quarter procedure revenue was impacted by the ongoing transformation of our commercial team as we continue to recruit new talent and strengthen our capabilities to drive sustainable long-term growth. Looking forward, I remain confident in our direction and our team’s ability to successfully deliver on our strategic priorities.”

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1Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

2025 Third Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Total revenue was $48.0 million, a decrease of 6.7% from $51.4 million. Procedure revenue declined 10.4%, partially offset by 8.4% growth in dietary supplements revenue.

Gross profit margin improved to 71.8%, as compared to 70.3%, primarily due to efficiencies gained from the vertical integration of our 503B manufacturing facility and effective cost management.

Operating income decreased 32.1% to $8.3 million due to reduced gross profit and higher operating expenses, due in part to the shift in our annual provider conference to the third quarter of 2025.

Net income was $9.2 million and diluted earnings per share attributable to biote Corp. stockholders was $0.22, as compared to net income of $12.7 million and diluted earnings per share attributable to biote Corp. stockholders of $0.33. Net income for the third quarter of 2025 included a gain of $2.9 million, while net income for the third quarter of 2024 included a gain of $7.2 million due to changes in the fair value of the earnout liabilities for the respective periods.

Adjusted EBITDA of $12.9 million decreased 20.5% from $16.2 million, while Adjusted EBITDA margin declined to 26.9% compared to 31.5%. Both Adjusted EBITDA and Adjusted EBITDA margin decreased from the prior-year quarter due to lower sales, reduced gross profit and higher operating expenses, which included the shift in our 2025 annual marketing event to the third quarter of 2025.

On September 26, 2025, Biote amended its settlement agreement with Marci Donovitz to repurchase her remaining shares at a savings compared to the original agreement. Under this amended agreement, Biote paid Ms. Donovitz $12.5 million dollars in October, which fully settled the multi-year payment obligation.

Subsequent Event

In November 2025, Biote amended its settlement agreement with Dr. Gary Donovitz, to repurchase his remaining shares at a savings compared to the original agreement. Biote agreed to pay Dr. Donovitz $18.5 million in January 2026, which when paid will fully settle the multi-year payment obligation.

Summary and 2025 Financial Outlook

Mr. Christensen concluded, “Biote continues to work closely with our practitioners to advance patient healthspan and restore vitality through our innovative hormone optimization and healthy aging solutions. Over the past six months, we have achieved solid progress against our strategic goals, and we remain focused on driving sustainable growth and building shareholder value over the long term. Supported by our strong liquidity and consistent with our goal to build long-term shareholder value, Biote repurchased approximately one million shares of Class A common stock in the third quarter under our authorized share repurchase program. I am confident Biote remains well positioned to realize our full potential in the underserved market for hormone optimization and therapeutic wellness. We reiterate our 2025 financial outlook, forecasting revenue above $190 million and Adjusted EBITDA above $50 million.”

($ in millions)	2025 Guidance
Revenue	Above $190 million
Adjusted EBITDA[2]	Above $50 million

•
2025 Procedure revenue is expected to decrease at a high single-digit percentage rate from 2024, unchanged from prior guidance.
•
2025 Dietary supplements revenue is expected to grow at a mid-teens percentage rate from 2024, unchanged from prior guidance.

_____________________________

2 Please see “Forward-Looking Non-GAAP Financial Measures" below for additional information about forward-looking Adjusted EBITDA.

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Wednesday, November 5, 2025. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: Biote Third Quarter 2025 Earnings Conference Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, at ir.biote.com, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, inventory fair value write-up, transaction-related expenses, restructuring-related expenses, certain other expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote advances the healthspan of our Practitioners’ patients by providing innovative hormone optimization and healthy aging solutions. Through our network of Biote certified providers, we collaborate with leading clinicians to restore vitality and promote vibrant aging.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “hope,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: anticipated benefits and successful execution of our organizational restructuring; the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; changes to international tariffs, U.S. trade policy or similar government actions; geopolitical tensions; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including the impact of hurricane and other natural disasters; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of the Biote’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2025, as supplemented by Biote’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, and other documents filed by Biote from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$28,048	$39,342
Accounts receivable, net	7,972	7,631
Inventory, net	16,446	14,845
Other current assets	4,657	6,309
Total current assets	57,123	68,127
Property and equipment, net	10,063	6,973
Capitalized software, net	3,494	3,877
Goodwill	5,833	5,833
Intangible assets, net	4,574	5,500
Operating lease right-of-use assets	2,841	3,246
Deferred tax assets, net	27,324	28,742
Other non-current assets	72	72
Total assets	$111,324	$122,370

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,359	$5,813
Accrued expenses	11,078	11,293
Term loan, current	6,250	6,250
Deferred revenue, current	3,165	2,961
Earnout liabilities, current	—	100
Operating lease liabilities, current	574	523
Share repurchase liabilities, current	30,882	24,574
Total current liabilities	56,308	51,514
Term loan, net of current portion	97,130	101,199
Deferred revenue, net of current portion	1,233	1,553
Operating lease liabilities, net of current portion	2,452	2,890
Share repurchase liabilities, net of current portion	9,579	44,300
Other non-current liability	344	1,500
TRA liability	4,386	4,479
Earnout liabilities, net of current portion	5,359	17,135
Total liabilities	176,791	224,570
Commitments and contingencies
Stockholders’ Deficit
Preferred stock	—	—
Class A common stock	3	3
Class V voting stock	1	1
Additional paid-in capital	—	—
Accumulated deficit	(63,760)	(100,297)
Accumulated other comprehensive loss	(30)	(35)
Treasury stock, at cost	(8,965)	(5,600)
biote Corp.’s stockholders’ deficit	(72,751)	(105,928)
Noncontrolling interest	7,284	3,728
Total stockholders’ deficit	(65,467)	(102,200)
Total liabilities and stockholders’ deficit	$111,324	$122,370

Biote Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (In Thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Product revenue	$46,953	$49,806	$141,635	$143,952
Service revenue	1,003	1,578	4,176	3,405
Total revenue	47,956	51,384	145,811	147,357
Cost of revenue
Cost of products	12,795	14,537	37,260	41,924
Cost of services	743	741	2,763	2,167
Cost of revenue	13,538	15,278	40,023	44,091
Selling, general and administrative	26,151	23,922	77,066	74,422
Income from operations	8,267	12,184	28,722	28,844
Other income (expense), net:
Interest expense, net	(2,733)	(3,542)	(8,490)	(7,779)
Gain (loss) from change in fair value of earnout liabilities	2,920	7,213	11,776	(18,825)
Other income (expense), net	(3)	—	(27)	(4)
Total other income (expense), net	184	3,671	3,259	(26,608)
Income before provision for income taxes	8,451	15,855	31,981	2,236
Income tax (benefit) expense	(765)	3,198	3,001	5,673
Net income (loss)	9,216	12,657	28,980	(3,437)
Less: Net income (loss) attributable to noncontrolling interest	1,028	1,955	3,889	(2,891)
Net income (loss) attributable to biote Corp. stockholders	$8,188	$10,702	$25,091	$(546)

Other comprehensive income (loss):
Foreign currency translation adjustments	—	(8)	5	(10)
Other comprehensive income (loss)	—	(8)	5	(10)
Comprehensive income (loss)	$9,216	$12,649	$28,985	$(3,447)

Net income (loss) per common share
Basic	$0.26	$0.34	$0.80	$(0.02)
Diluted	$0.22	$0.33	$0.68	$(0.02)
Weighted average common shares outstanding
Basic	31,331,973	31,045,174	31,480,515	33,235,662
Diluted	36,708,867	32,260,809	36,874,984	33,235,662

Biote Corp.

Condensed Consolidated Statements of Cash Flows (In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net income (loss)	$28,980	$(3,437)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,719	2,436
Bad debt expense	1,586	911
Amortization of debt issuance costs	618	605
Provision for obsolete inventory	931	683
Non-cash lease expense	405	685
Non-cash interest on share repurchase liability	2,728	1,548
Share-based compensation expense	6,723	6,849
(Gain) loss from change in fair value of earnout liabilities	(11,776)	18,825
Deferred income taxes	1,039	2,233
Changes in operating assets and liabilities:
Accounts receivable	(1,927)	(2,550)
Inventory	(2,532)	2,179
Other assets	1,652	2,189
Accounts payable	(1,454)	156
Deferred revenue	(116)	206
Accrued expenses	(1,471)	24
Payments pursuant to TRA	(93)	—
Operating lease liabilities	(387)	(667)
Net cash provided by operating activities	27,625	32,875
Investing Activities
Purchases of property and equipment	(3,938)	(4,760)
Purchases of capitalized software	(562)	(1,116)
Acquisitions, net of cash acquired	—	(11,611)
Net cash used in investing activities	(4,500)	(17,487)
Financing Activities
Repurchases of Class A common stock	(3,365)	(5,599)
Borrowings on revolving loans	—	10,000
Principal repayments on term loan	(4,687)	(4,687)
Payments on repurchase liability	(25,081)	(62,162)
Proceeds from exercise of stock options	226	809
Issuance of stock under purchase plan	72	146
Distributions	(1,589)	(4,656)
Net cash used in financing activities	(34,424)	(66,149)
Effect of exchange rate changes on cash and cash equivalents	5	(16)
Net decrease in cash and cash equivalents	(11,294)	(50,777)
Cash and cash equivalents at beginning of period	39,342	89,002
Cash and cash equivalents at end of period	$28,048	$38,225
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$6,045	$7,325
Cash paid for income taxes	$2,233	$2,288
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$—	$—
Shares issued to acquire Simpatra	$—	$1,841

Biote Corp.

Reconciliation of Adjusted EBITDA to Net Income (Loss) (Unaudited)

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands)	2025	2024		2025	2024
Net income (loss)	$9,216	$12,657		$28,980	$(3,437)
Interest expense, net(1)	2,733	3,542		8,490	7,779
Income tax (benefit) expense	(765)	3,198		3,001	5,673
Depreciation and amortization(2)	952	810		2,719	2,436
Share-based compensation expense(3)	2,410	2,245	`	6,723	6,849
Litigation expenses-former owner(4)	68	122		300	711
Litigation-other(5)	323	401		1,215	493
Legal settlement and related expenses(6)	—	18		(226)	18
Inventory fair value write-up(7)	—	118		—	1,324
Transaction-related expenses(8)	—	37		—	82
Restructuring-related expenses(9)	31	—		586	—
Other expenses(10)	833	67		1,685	1,354
Merger and acquisition expenses(11)	—	200		110	995
(Gain) loss from change in fair value of earnout liabilities	(2,920)	(7,213)		(11,776)	18,825
Adjusted EBITDA	$12,881	$16,202		$41,807	$43,102
Total revenue	$47,956	$51,384		$145,811	$147,357
Net income (loss) margin(12)	19.2%	24.6%		19.9%	-2.3%
Adjusted EBITDA margin(13)	26.9%	31.5%		28.7%	29.3%
(1)
Represents cash and non-cash interest on our debt obligations, commitment fees for our unused Revolving Loans, net of interest income earned on our money market account. Interest expense, net, included accreted interest related to the share repurchase liabilities of $0.7 million and $2.7 million for the three and nine months ended September 30, 2025, respectively, and $1.1 million and $1.5 million for the three and nine months ended September 30, 2024, respectively.
(2)
Represents depreciation expense on property and equipment, amortization expense on capitalized software and amortization expense on purchased intangible assets. Depreciation expense included in cost of products was $0.2 million for each of the three and nine months ended September 30, 2025, respectively, and $0.01 million and $0.03 million for the three and nine months ended September 30, 2024, respectively.
(3)
Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including stock options and restricted stock units.
(4)
Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.
(5)
Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(6)
Represents litigation settlement gains or losses and related legal expenses.
(7)
Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisition of Asteria Health.
(8)
Represents transaction costs including legal fees of $0.04 million and $0.08 million during the three and nine months ended September 30, 2024, respectively, which were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings. No such filing fees were incurred during the three and nine months ended September 30, 2025.
(9)
Represents restructuring costs incurred during the three and nine months ended September 30, 2025 related to a workforce reduction primarily within our commercial organization.
(10)
Represents executive severance costs of $0.7 million and $1.2 million, strategic consulting and legal expenses related to the Chief Executive Officer transition of $0.1 million and $0.4 million and realized foreign currency losses of less than $0.01 million and $0.01 million for the three and nine months ended September 30, 2025. For the three months ended September 30, 2024, represents professional services fees of $0.07 million incurred related to the accounting treatment of the share repurchase liabilities and a realized foreign currency loss of less than $0.01 million. For the nine months ended September 30, 2024, represents professional services fees of $0.2 million incurred related to the accounting treatment of the share repurchase liability, strategic consulting and advisory services of $0.6 million, executive severance costs of $0.3 million, excise tax related to repurchases of Class A common stock of $0.2 million and a realized foreign currency loss of less than $0.01 million for the nine months ended September 30, 2024
(11)
Represents legal fees and professional fees totaling $0.1 million incurred during the nine months ended September 30, 2025 to finalize the purchase price allocation of Asteria Health and for other strategic opportunities to expand the business. For the three months ended September 30, 2024, represents legal fees of $0.2 million and for the nine months ended September 30, 2024, represents legal fees of $0.7 million and professional services fees of $0.3 million incurred during the nine months ended September 30, 2024, respectively, related to our recent acquisitions and other strategic opportunities
(12)
Net income (loss) margin is defined as net income (loss) divided by total revenue.
(13)
Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com